                                                                    Exhibit 99.1


                         (BIOMIMETIC THERAPEUTICS LOGO)

Contact:
Kearstin Patterson
Manager Corporate Communications
615-236-4419 (office)
615-517-6112 (mobile)
kpatterson@biomimetics.com



         BIOMIMETIC THERAPEUTICS RECEIVES APPROVAL TO MARKET GEM 21S(R)
                     GROWTH-FACTOR ENHANCED MATRIX IN CANADA

FRANKLIN, TENN. -- JUNE 7, 2006 - BioMimetic Therapeutics, Inc. (NASDAQ: BMTI) announced today that it has received approval from Health Canada for the Canadian distribution and commercialization of its lead product, GEM 21S(R) for the treatment of periodontally-related bone defects and gingival recession. GEM 21S is a completely synthetic grafting system for bone and periodontal regeneration and is composed of a purified recombinant growth factor, recombinant human platelet derived growth factor (rhPDGF-BB), and a synthetic calcium phosphate matrix, beta-tricalcium phosphate (Beta-TCP). This approval follows the November 2005 milestone in which the U.S. Food and Drug Administration (FDA) approved the use of GEM 21S in the United States for similar indications making it the first totally synthetic product combining a purified recombinant growth factor with a synthetic bone matrix to be approved by the FDA for human application.

"BioMimetic is committed to providing treatment options with proven efficacy and an established safety profile for patients with conditions ranging from periodontal bone defects to orthopedic injuries," commented Samuel E. Lynch, DMD, DMSc, president and chief executive officer of BioMimetic. "We are proud to broaden our patient care to the Canadian population and will continue to advance research efforts to develop additional innovative regenerative therapeutic options for patients suffering worldwide from injuries to bone, cartilage, ligaments and tendons."

Under an exclusive agreement with Osteohealth Company, a division of Luitpold Pharmaceuticals, Inc. which is a group company of Daiichi-Sankyo, Inc., Osteohealth is responsible for the worldwide marketing, sales, distribution, and post-approval development of GEM 21S for additional indications including the repair or reconstruction of other cranio-maxillofacial bone defects. As part of the agreement, BioMimetic will receive license fees, royalties, and marketing assistance and milestone payments, and will be the sole source manufacturer of GEM 21S.

In vitro and in vivo data has shown that GEM 21S acts by stimulating the recruitment and proliferation of bone and periodontal ligament cells, promoting revascularization and providing an osteoconductive, highly porous, three-dimensional calcium phosphate matrix or scaffolding to facilitate new bone formation and periodontal regeneration.

Based on the successes of GEM 21S, the Company has established a pipeline of orthopedic product candidates that are being developed to stimulate tissue healing/regeneration in bone, cartilage, ligaments and tendons. BioMimetic recently initiated three clinical trials in the United States, Canada and Sweden to evaluate GEM OS1(TM) Bone Graft for use in foot and ankle fusion procedures (United States and Canada) and the treatment of unstable distal radius (wrist) fractures (Sweden), one of the world's most common fractures. The Company's third product candidate, GEM OS2(TM) Bone Graft Putty, is undergoing pre-clinical studies for bone augmentation of the vertebral body and the acceleration of fracture repair.

GEM 21S CLINICAL TRIAL RESULTS

Health Canada approval of GEM 21S was based on results from a pivotal 180 patient, double-blind, controlled, prospective, randomized, parallel designed multicenter clinical trial involving subjects who required surgical intervention to treat intraosseous periodontal bone defects. Patients were studied for six months following implantation of the product.

By both clinical and radiographic measures, GEM 21S was shown to be effective in treating moderate to severe periodontally related defects within six months of implantation. When implanted into bony defects of the periodontium, GEM 21S has been shown to speed clinical (tissue) attachment level (CAL) gain, reduce gingival recession and improve bone growth resulting in increased bone fill of the osseous defect. As described in the approved Canadian labeling, GEM 21S compares favorably with current widely used treatment options, providing improved bone regeneration and tissue attachment level gain.

GEM 21S INFORMATION

GEM 21S is a prescription device. No specialized training is required for the use of the GEM 21S device beyond that required to perform periodontally-related grafting procedures. Clinicians are referred to the GEM 21S Canadian package insert for additional information.

ABOUT BIOMIMETIC THERAPEUTICS

BioMimetic Therapeutics, Inc. is developing and commercializing bio-active drug-device combination products for the healing of musculoskeletal injuries and disease, including periodontal, orthopedic, spine and sports injury applications. BioMimetic received marketing approval from the FDA for its first product as a grafting material for bone and periodontal regeneration following completion of human clinical trials, which demonstrated the safety and efficacy of its platform technology in this indication. The Company's product and product candidates all combine recombinant protein therapeutics with tissue specific scaffolds to actively stimulate tissue healing and regeneration. BioMimetic is ISO 13485/CMDCAS certified.

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of BioMimetic Therapeutics. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. BioMimetic's actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with our unproven preclinical and clinical development activities, regulatory oversight, intellectual property claims, litigation and other risks detailed in the company's filings with the Securities and Exchange Commission, including the section entitled "Risk Factors" in its registration statement on Form S-1. Except as required by law, BioMimetic undertakes no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, or for changes made to this document by wire services or Internet services.

For further information, visit www.biomimetics.com or contact Kearstin Patterson, manager corporate communications, at 615-236-4419.